 Exhibit (a)(1)(D)
Offer to Purchase
All Outstanding Shares of Common Stock of
BIODELIVERY SCIENCES INTERNATIONAL, INC.
at
$5.60 per share, in cash
Pursuant to the Offer to Purchase dated February 18, 2022 by
BRISTOL ACQUISITION COMPANY INC.,
a Wholly Owned subsidiary of
COLLEGIUM PHARMACEUTICAL, INC.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY, ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON MARCH 18, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
February 18, 2022
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Bristol Acquisition Company Inc., a Delaware corporation (“Purchaser”) and wholly owned subsidiary of Collegium Pharmaceutical, Inc., a Virginia corporation (“Collegium”), to act as information agent (the “Information Agent”) in connection with Purchaser’s offer to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of BioDelivery Sciences International, Inc., a Delaware corporation (“BDSI”), in exchange for $5.60 per Share, in cash, subject to applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer to Purchase, dated February 18, 2022 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.
The conditions of the Offer are described in Section 15 of the Offer to Purchase.
For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
•
The Offer to Purchase;

•
The Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9) for your use in accepting the Offer and tendering Shares and for the information of your clients;

•
A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

•
A return envelope addressed to The Depository Trust Company (“DTC”) for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at the end of the day, one minute following 11:59 P.M., Eastern Time, on March 18, 2022, unless the Offer is extended or earlier terminated. We are not providing for guaranteed delivery procedures.
The Offer is being made pursuant to the Agreement and Plan of Merger, dated February 14, 2022 (as it may be amended from time to time, the “Merger Agreement”), by and among Collegium, Purchaser and BDSI pursuant to which, after consummation of the Offer and provided that there are no legal restraints preventing or prohibiting the Merger, Purchaser will merge with and into BDSI pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with BDSI continuing as the surviving corporation and becoming a wholly owned subsidiary of Collegium (the “Merger”).

The board of directors of BDSI, among other things, has unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (together, the “Transactions”), (ii) determined that the Transactions, including the Offer and the Merger, are in the best interest of BDSI and its stockholders, (iii) resolved that the Merger shall be governed by and effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of BDSI accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
For Shares to be properly tendered to the Purchaser pursuant to the Offer, the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by DTC.
Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than to DTC and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.
Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.
Very truly yours,
D.F. King & Co., Inc.
Nothing contained herein or in the enclosed documents shall render you, the agent of Purchaser, the Information Agent or DTC or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers May Call: (212) 269-5550
Stockholders May Call Toll Free: (800) 859-8509
COLL@dfking.com